EXHIBIT 99(a)(1)(P)

TO:	[Employee]
FROM:	glu@sos-team.com
SUBJECT:	IMPORTANT: Option Exchange Program — Amended Offer to Exchange
DATE:	May 13, 2009
IMPORTANT: PLEASE READ IMMEDIATELY. THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS, DATED APRIL 22, 2009, HAS BEEN AMENDED.
REMINDER: SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 5:30 P.M., PACIFIC TIME, ON MAY 20, 2009.
Please be advised that, on May 13, 2009, we filed Amendment No. 1 to the Schedule TO and the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated as of April 22, 2009 (the “Offer to Exchange”), previously distributed to you on April 22, 2009. In this Amendment No. 1, we (1) incorporated by reference our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009, (2) supplemented the financial data contained in Section 9 of the Offer to Exchange with financial information for the three months ended March 31, 2009 and 2008 and (3) clarified statements relating to the conditions of the exchange program and our ability to waive them. Please click here to view Amendment No. 1 to the Offer to Exchange.
The offering materials describing the exchange program, including the Offer to Exchange, are available on the exchange program website, and in the Schedule TO filed with the Securities and Exchange Commission on April 22, 2009, as amended (the “Offering Materials”). The Offering Materials are also available on the Human Resources page of Glu’s Intranet. We encourage you to review the Schedule TO, including its exhibits and amendments, and the other Offering Materials in their entirety before deciding to participate in the exchange program.
If you’ve already made your election, you can check to make sure it is correct (or withdraw or change it) by logging onto the exchange program website.
If you have any questions about the program or requests for assistance with the exchange program website or for copies of any program materials, including Amendment No. 1 to the Offer to Exchange, please send an email to glu@sos-team.com.
Thank you,
Option Exchange Administration